UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: March 31, 2005 (Date of earliest event reported: March 29, 2005)

Nexstar Broadcasting Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

(Address of Principal Executive Offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appoint of Principal Officers.

On March 29, 2005, Peggy Koenig, a member of the board of directors (the “Board of Directors”) of Nexstar Broadcasting Group, Inc. (“Nexstar”) gave notice to Nexstar and the Board of Directors that effective as of March 29, 2005 she would resign from the Board of Directors and not stand for re-election as a director of Nexstar at the 2005 annual meeting of stockholders of Nexstar (the “2005 Annual Meeting”). Ms. Koenig has informed Nexstar that her resignation from the Board of Directors is not a result of any disagreement between Ms. Koenig and Nexstar. Ms. Koenig did not furnish Nexstar with any written correspondence concerning her resignation. Ms. Koenig is a partner at ABRY Partners, LLC (“ABRY”).

On March 29, 2005, in accordance with Nexstar’s bylaws and certificate of incorporation the Board of Directors appointed Brent Stone as a new member to the Board of Directors. Mr. Stone will stand for election as a director at the 2005 Annual Meeting. Mr. Stone is not expected to be named to any of the committees of the Board of Directors at this time.

Mr. Stone, 28, is a Senior Associate at ABRY and has been with the firm since January 2002. Prior to joining ABRY, he was a member of the Investment Banking Department of Credit Suisse First Boston, formerly Donaldson, Lufkin and Jenrette, from 2000 to 2002. From 1999 to 2000, Mr. Stone was an Analyst in the Syndicated Finance Group of Chase Securities.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

	By:	/S/ G. ROBERT THOMPSON
Date: March 31, 2005	Name:	G. Robert Thompson
	Title:	Chief Financial Officer